                            AUDI DEALER AGREEMENT

                             STANDARD PROVISIONS

STANDARD PROVISIONS

Article 1  . . . . . . . . . . . . . . . . . . . . . . . .  1

  Basic Obligations of Distributor . . . . . . . . . . . .  1
     Supply of Authorized Products . . . . . . . . . . . .  1
     Assistance  . . . . . . . . . . . . . . . . . . . . .  1
     Compliance with Ethical Standards . . . . . . . . . .  1

Article 2  . . . . . . . . . . . . . . . . . . . . . . . .  1

  Basic Obligations of Dealer  . . . . . . . . . . . . . .  1
     Sales, Service and Parts Supply . . . . . . . . . . .  1
     Compliance with Ethical Standards . . . . . . . . . .  2
     Operating Standards . . . . . . . . . . . . . . . . .  2
     Disclaimer of Further Liability by Distributor  . . .  2

Article 3  . . . . . . . . . . . . . . . . . . . . . . . .  2

  General Requirements for Dealer's Facilities . . . . . .  2
     Dealer's Premises . . . . . . . . . . . . . . . . . .  2
     Business Hours  . . . . . . . . . . . . . . . . . . .  2

Article 4  . . . . . . . . . . . . . . . . . . . . . . . .  2

  Identification; Advertising  . . . . . . . . . . . . . .  2
     Use of Authorized Trademarks  . . . . . . . . . . . .  2
     Signs . . . . . . . . . . . . . . . . . . . . . . . .  3
     Stationery  . . . . . . . . . . . . . . . . . . . . .  3
     Advertising . . . . . . . . . . . . . . . . . . . . .  3

Article 5  . . . . . . . . . . . . . . . . . . . . . . . .  3

  Sales  . . . . . . . . . . . . . . . . . . . . . . . . .  3
     Sales Promotion   . . . . . . . . . . . . . . . . . .  3
     Sales Performance . . . . . . . . . . . . . . . . . .  4
     Sales Outside Area  . . . . . . . . . . . . . . . . .  4
     Sales Facilities  . . . . . . . . . . . . . . . . . .  4
     Defective or Damaged Authorized Products  . . . . . .  4
     Changes by Dealer to Authorized Products  . . . . . .  5
     Product Changes by Dealer Neither Requested by
       Distributor nor Required by Law . . . . . . . . . .  5
     Used Car Operations . . . . . . . . . . . . . . . . .  5

Article 6 . . . . . . . . . . . . . . . . . . . . . . . .   6
  Parts . . . . . . . . . . . . . . . . . . . . . . . . .   6
    Parts Promotion . . . . . . . . . . . . . . . . . . .   6
    Parts Department  . . . . . . . . . . . . . . . . . .   6

    Sale of Non-genuine Parts . . . . . . . . . . . . . . . . .  6
    Parts Inventory . . . . . . . . . . . . . . . . . . . . . .  6

Article 7 . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

  Service . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     Quality and Promotion of Service . . . . . . . . . . . . .  6
     Use of Non-genuine Parts . . . . . . . . . . . . . . . . .  7
     Owner's Documents  . . . . . . . . . . . . . . . . . . . .  7
     Maintenance and Other Services Without Customer Charge . .  7
     Repeated Repairs . . . . . . . . . . . . . . . . . . . . .  7

Article 8 . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

  Dealer's Purchases and Inventories  . . . . . . . . . . . . .  8
     Purchase Prices  . . . . . . . . . . . . . . . . . . . . .  8
     Orders and Acceptance  . . . . . . . . . . . . . . . . . .  8
     Inventories  . . . . . . . . . . . . . . . . . . . . . . .  8
     Product Allocation . . . . . . . . . . . . . . . . . . . .  8
     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Payment by Dealer  . . . . . . . . . . . . . . . . . . . .  9
     Passing of Title; Security Interest  . . . . . . . . . . .  9
     Passing of Risks . . . . . . . . . . . . . . . . . . . . .  9
     Responsibility for Defects and Damage  . . . . . . . . . . 10
     Claims for Incomplete Delivery . . . . . . . . . . . . . . 10
     Changes of Specifications  . . . . . . . . . . . . . . . . 10
     Failure of or Delay in Delivery by Distributor . . . . . . 11
     Return or Diversion on Dealer's Failure to Accept  . . . . 11

Article 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

  Warranty to Customers . . . . . . . . . . . . . . . . . . . . 11
     Distributor's Warranties . . . . . . . . . . . . . . . . . 11
     Incorporation of Distributor's Warranties in Dealer's
        Sales . . . . . . . . . . . . . . . . . . . . . . . . . 12
     Warranty Procedures  . . . . . . . . . . . . . . . . . . . 12

Article 10  . . . . . . . . . . . . . . . . . . . . . . . . . . 12

  Dealer's Record Keeping and Reports; Inspection of
    Dealer's Operations . . . . . . . . . . . . . . . . . . . . 12
       Dealer's Forms, Business Machines, Office Equipment
         and Bookkeeping  . . . . . . . . . . . . . . . . . . . 12
       Financial Statements to be Supplied by Dealer  . . . . . 13
       Reports to be Supplied by Dealer . . . . . . . . . . . . 13
       Inspection of Dealer's Operations and Records  . . . . . 13

Article 11  . . . . . . . . . . . . . . . . . . . . . . . . . . 13

  Dealer Performance Review . . . . . . . . . . . . . . . . . . 13
     Evaluation and Assistance  . . . . . . . . . . . . . . . . 13

       Evaluation of Dealer's Vehicle Sales Performance . . . . 13
          Evaluation of Dealer's New Authorized Automobile
             Sales Performance  . . . . . . . . . . . . . . . . 13
          Other Dealers in Dealer's Area  . . . . . . . . . . . 14
          Market Analysis Data  . . . . . . . . . . . . . . . . 14
       Evaluation of Dealer's Used Car Sales Performance  . . . 14
       Evaluation of Dealer's Service Performance . . . . . . . 14
       Evaluation of Dealer's Parts Performance . . . . . . . . 15
       Evaluation of Dealer's Premises  . . . . . . . . . . . . 15

Article 12  . . . . . . . . . . . . . . . . . . . . . . . . . . 15

  Succeeding Dealers  . . . . . . . . . . . . . . . . . . . . . 15
     Procedure  . . . . . . . . . . . . . . . . . . . . . . . . 15
     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . 15
     Right of First Refusal . . . . . . . . . . . . . . . . . . 16
     Successorship  . . . . . . . . . . . . . . . . . . . . . . 17
     Modification of Terms of Payment . . . . . . . . . . . . . 17

Article 13  . . . . . . . . . . . . . . . . . . . . . . . . . . 18

  Termination . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Immediate Termination by Distributor . . . . . . . . . . . 18
     Termination by Distributor on 90 Days' Notice  . . . . . . 19
     Discussions with Dealer. . . . . . . . . . . . . . . . . . 19
     Modification of Terms of Payment . . . . . . . . . . . . . 20
     No Waiver by Failure to Terminate  . . . . . . . . . . . . 20
     Termination by Dealer  . . . . . . . . . . . . . . . . . . 20
     Continuation of Business Relations after Termination . . . 20
     Superseding Agreements . . . . . . . . . . . . . . . . . . 20
     Agreements with Affiliates of Distributor  . . . . . . . . 21

Article 14  . . . . . . . . . . . . . . . . . . . . . . . . . . 21

  Rights and Liabilities upon Termination . . . . . . . . . . . 21
     Distributor's Obligations  . . . . . . . . . . . . . . . . 21
        New Authorized Automobile Inventory . . . . . . . . . . 21
        New Genuine Parts Inventory . . . . . . . . . . . . . . 21
        Tools and Equipment . . . . . . . . . . . . . . . . . . 22
        Authorized Signs  . . . . . . . . . . . . . . . . . . . 22
     Terms of Sale  . . . . . . . . . . . . . . . . . . . . . . 22
     Pending Orders and Dealer's Obligations  . . . . . . . . . 23
     Removal of Authorized Signs  . . . . . . . . . . . . . . . 23
     Authorized Trademarks  . . . . . . . . . . . . . . . . . . 23
     Orders and Files . . . . . . . . . . . . . . . . . . . . . 23
     Customer Lists . . . . . . . . . . . . . . . . . . . . . . 23
     Literature . . . . . . . . . . . . . . . . . . . . . . . . 23
     Specific Performance . . . . . . . . . . . . . . . . . . . 24

Article 15  . . . . . . . . . . . . . . . . . . . . . . . . .  24

  Definitions . . . . . . . . . . . . . . . . . . . . . . . .  24
     Authorized Automobiles . . . . . . . . . . . . . . . . .  24
     Authorized Products  . . . . . . . . . . . . . . . . . .  24
     Authorized Signs . . . . . . . . . . . . . . . . . . . .  24
     Authorized Trademarks  . . . . . . . . . . . . . . . . .  25
     Dealer's Area  . . . . . . . . . . . . . . . . . . . . .  25
     Dealer's Executives  . . . . . . . . . . . . . . . . . .  25
     Dealer's Nominee . . . . . . . . . . . . . . . . . . . .  25
     Dealer's Operations  . . . . . . . . . . . . . . . . . .  26
     Dealer's Owners  . . . . . . . . . . . . . . . . . . . .  26
     Dealer's Premises  . . . . . . . . . . . . . . . . . . .  26
     Distributor  . . . . . . . . . . . . . . . . . . . . . .  26
     Distributor's Warranties . . . . . . . . . . . . . . . .  26
     Genuine Parts  . . . . . . . . . . . . . . . . . . . . .  26
     Manufacturer . . . . . . . . . . . . . . . . . . . . . .  26
     Net Working Capital, Owner's Equity and Wholesale
       Credit . . . . . . . . . . . . . . . . . . . . . . . .  26
     Operating Standards  . . . . . . . . . . . . . . . . . .  26
     Owner's Documents  . . . . . . . . . . . . . . . . . . .  26
     Recommendations  . . . . . . . . . . . . . . . . . . . .  26

Article 16  . . . . . . . . . . . . . . . . . . . . . . . . .  27

  General Provisions. . . . . . . . . . . . . . . . . . . . .  27
     Dealer Not an Agent  . . . . . . . . . . . . . . . . . .  27
     Authority to Sign  . . . . . . . . . . . . . . . . . . .  27
     Variations; Modifications; Amendments  . . . . . . . . .  27
     Entire Agreement . . . . . . . . . . . . . . . . . . . .  27
     Release of Claims under Prior Agreements . . . . . . . .  27
     Agreement Non-transferable . . . . . . . . . . . . . . .  27
     Defense and Indemnification  . . . . . . . . . . . . . .  28
     Notices  . . . . . . . . . . . . . . . . . . . . . . . .  28
     Waivers  . . . . . . . . . . . . . . . . . . . . . . . .  28
     Titles . . . . . . . . . . . . . . . . . . . . . . . . .  28

STANDARD PROVISIONS

ARTICLE 1

BASIC OBLIGATIONS OF DISTRIBUTOR

SUPPLY OF AUTHORIZED PRODUCTS

     (1) Distributor will sell and deliver Authorized Products to Dealer in accordance with this Agreement.

ASSISTANCE

     (2) Distributor will actively assist Dealer in all aspects of Dealer's Operations through such means as Distributor considers appropriate, including:

         (a) Periodic reviews of Dealer's compliance with this Agreement and the Operating Standards;

         (b) Recommendations; and

         (c) Schools, special training and meetings for Dealer's personnel.

COMPLIANCE WITH ETHICAL STANDARDS


     (3) In the conduct of its business, Distributor will:

         (a) Safeguard and promote the reputation of Authorized Products and the Manufacturer;

         (b) Refrain from all conduct which might be harmful to the reputation or marketing of Authorized Products or inconsistent with the public interest; and

         (c) Avoid all discourteous, deceptive, misleading or unethical practices.


ARTICLE 2

BASIC OBLIGATIONS OF DEALER

SALES, SERVICE AND PARTS SUPPLY

     (1) Dealer assumes the responsibility in Dealer's Area for the promotion and sale of Authorized Products and for the supply of Genuine Parts and customer service for Authorized Products. This Agreement does not give Dealer any exclusive right to sell or service Authorized Products in any area or territory.

COMPLIANCE WITH ETHICAL STANDARDS

    (2) In the conduct of its business, Dealer will:

        (a) Safeguard and promote the reputation of Authorized Products, the Manufacturer and Distributor;

        (b) Refrain from all conduct which might be harmful to the reputation or marketing of Authorized Products or inconsistent with the public interest; and

        (c) Avoid all discourteous, deceptive, misleading or unethical practices.

OPERATING STANDARDS

    (3) The Operating Standards are part of this Agreement and are incorporated herein by this reference.

DISCLAIMER OF FURTHER LIABILITY BY DISTRIBUTOR

    (4) Except as expressly provided in this Agreement, Distributor is not liable for any expenditure made or liability incurred by Dealer in connection with Dealer's performance of its obligations under this Agreement.


ARTICLE 3

GENERAL REQUIREMENTS FOR DEALER'S FACILITIES

DEALER'S PREMISES

     (1) Dealer's Premises will conform to the requirements of this Agreement, the Operating Standards and such other standards as Distributor may prescribe from time to time.

BUSINESS HOURS

     (2) Unless otherwise agreed by Distributor in writing, Dealer will operate Dealer's Premises during the customary business hours of the trade in Dealer's Area.


ARTICLE 4

IDENTIFICATION; ADVERTISING

USE OF AUTHORIZED TRADEMARKS

     (1) Distributor will supply Dealer, from time to time, with trademark standards to assist Dealer in the proper usage of Authorized Trademarks. Dealer will use Authorized Trademarks only in connection with the promotion and sale of new Authorized

Products and customer service for Authorized Products pursuant to this Agreement, and only in the manner and for the purposes Distributor specifies. Dealer will not use any Authorized Trademark as part of its corporate or business name without the prior written consent of Distributor. Dealer also may use Authorized Trademarks in connection with the sale of used automobiles if Dealer complies fully with Distributor's requirements relating to used car sales under the Authorized Trademarks. If Dealer does not comply fully with these requirements, Dealer may not use any Authorized Trademarks in connection with its used car sales, except that Dealer may use the words "Audi" or "Volkswagen" to describe used Authorized Automobiles, if this word appears in characters and colors different from those usually employed by the Manufacturer, Distributor and authorized dealers of Distributor.

SIGNS

     (2) Dealer will display conspicuously at Dealer's Premises such Authorized Signs at such locations as Distributor reasonably may require. Dealer will use its best efforts to obtain all governmental approvals necessary for such display. If Dealer transfers any of Dealer's Premises to another location, Dealer immediately will remove all Authorized Signs and other references to Authorized Products displayed at or around the prior location.

STATIONERY

     (3) All stationery and business forms used in Dealer's Operations will be prepared in accordance with Recommendations. Dealer's use of Authorized Trademarks on stationery and business forms will be in accordance with trademark standards supplied by Distributor.

ADVERTISING

     (4) Dealer will advertise Authorized Products and customer service for Authorized Products only in accordance with reasonable guidelines and policies established by Distributor. Dealer will refrain from all false, deceptive, misleading or unlawful advertising. Dealer's advertising will include, among other things, a listing in a principal local classified telephone directory in Dealer's Area.

ARTICLE 5

SALES

SALES PROMOTION

     (1) Dealer will use its best efforts to promote the sale of Authorized Automobiles in Dealer's Area, in reasonable proportion to the intensity of consumer demand, through regular contacts with owners, users, and prospective owners and users of Authorized Products; through promotion, prospecting and follow-up programs; and through such means as may be indicated from time to time by Recommendations.

SALES PERFORMANCE

     (2) Dealer will achieve the best sales performance possible in Dealer's Area for each model and type of Authorized Automobile.

SALES OUTSIDE AREA

     (3) Subject to Dealer's performance of its obligations under Article 5(2), Distributor does not restrict Dealer's sale of Authorized Automobiles within the 50 United States. Distributor hereby informs Dealer, however, that Distributor has no authority to sell any products for distribution outside the United States, and it is Distributor's policy not to do so. Dealer acknowledges its understanding that this is intended to preserve the integrity of the orderly worldwide distribution network for the products supplied to Distributor, and to maximize customer satisfaction by ensuring that Authorized Products meet the certification and operational standards to which they were designed. Dealer therefore is authorized to sell new Authorized Products only in the 50 United States, and is not authorized to, and agrees it will not, sell any new Authorized Product for sale or use elsewhere.

SALES FACILITIES

    (4) Dealer's sales facilities will conform to the requirements of the Operating Standards and such other reasonable standards as Distributor may prescribe, after review with Dealer.

DEFECTIVE OR DAMAGED AUTHORIZED PRODUCTS

    (5) If any Authorized Product sold by Distributor to Dealer should become defective or damaged prior to its delivery by Dealer to a customer, Dealer agrees to repair such defect or damage so that such Authorized Product is placed in first-class salable condition prior to such delivery. Dealer immediately will notify Distributor of any substantial defects or damage and will follow such procedures for making damage claims as Distributor may establish from time to time. Distributor shall have the option to repurchase any Authorized Products with substantial defects or damage at the price at which they were originally sold by Distributor, less any prior refunds or allowances made by Distributor and less any insurance proceeds received by Dealer in respect of such defect or damage. Distributor will make an equitable adjustment with respect to damage which Dealer can demonstrate occurred prior to the time of delivery to Dealer.

CHANGES BY DEALER TO AUTHORIZED PRODUCTS

     (6) Distributor may request Dealer to make changes, or not to make changes, to Authorized Products, and Dealer agrees to comply promptly with such requests. Dealer also agrees to take such steps as Distributor may direct it to take to comply with any law or regulation pertaining to safety, emissions, noise, fuel economy or vehicle labeling. Distributor will reimburse Dealer at the then-current rate of reimbursement specified by Distributor for Dealer for Genuine Parts and for labor which may be used by Dealer in making such required changes on Authorized Products. Parts and other materials necessary to make such changes may be shipped to Dealer without Dealer's authorization and Dealer will accept them. Dealer will receive credit for parts so shipped which prove unnecessary, provided they are returned or disposed of in accordance with Distributor's instructions. If the laws of the state in which Dealer is located or a vehicle is to be registered require motor vehicles to carry equipment not installed or supplied as standard equipment by the Manufacturer or Distributor, upon Distributor's request Dealer will, prior to selling any Authorized Automobiles on which such installation is required, properly install at its own or its customers' expense equipment conforming to such laws and to Distributor's standards. Dealer agrees to indemnify the Manufacturer and Distributor and hold them harmless from any and all liabilities that may arise out of Dealer's failure or alleged failure to comply with any obligation assumed by Dealer in this paragraph.

PRODUCT CHANGES BY DEALER NEITHER REQUESTED BY DISTRIBUTOR NOR
REQUIRED BY LAW

     (7) If Dealer installs on a new Authorized Automobile any equipment, accessory or part other than a Genuine Part; sells any new Authorized Automobile which has been modified; or sells in conjunction with a new Authorized Automobile a service contract not offered or specifically endorsed in writing by Distributor, then Dealer will advise the customer of the identity of the warrantor of such modification, equipment, accessory or part, or, in the case of a service contract, of the identity of the provider of its coverage. Dealer will indemnify Distributor against claims that may be asserted against Distributor in any action by reason of such modification, equipment, accessory, part or service contract.

USED CAR OPERATIONS

     (8) Dealer will use its best efforts to acquire, promote and sell at retail used Authorized Automobiles and other used automobiles. Dealer's used car operations will conform to the requirements of the Operating Standards and such other reasonable standards as Distributor may prescribe, after review with Dealer.

ARTICLE 6

PARTS

PARTS PROMOTION

    (1) Dealer will use its best efforts to promote the sale of Genuine Parts in Dealer's Area, in reasonable proportion to the intensity of consumer demand, through regular contacts with owners, users, and prospective owners and users of Authorized Products; through promotion, prospecting and follow-up programs; and through such means as may be indicated from time to time by Recommendations.

PARTS DEPARTMENT

     (2) Dealer's parts department will conform to the requirements of the Operating Standards and such other reasonable standards as Distributor may prescribe, after review with Dealer.

SALE OF NON-GENUINE PARTS

     (3) Dealer will not sell any parts which are not equivalent in quality and design to Genuine Parts, if such parts are necessary to the mechanical operation of Authorized Automobiles. Dealer will not represent as new Genuine Parts any parts which are not new Genuine Parts. If Dealer sells a part or accessory which is not a Genuine Part, Dealer will advise the customer of the identify of the warrantor of such part or accessory.

PARTS INVENTORY

     (4) Dealer will maintain an inventory of Genuine Parts which is sufficient to perform reasonably anticipated warranty service and which is in proportion to the intensity of consumer demand and wholesale trade requirements in Dealer's Area for Genuine Parts. Distributor will make Recommendations for Dealer's inventory of Genuine Parts based on particular conditions in Dealer's Area, and Dealer will give due consideration to such Recommendations.


ARTICLE 7

SERVICE

QUALITY AND PROMOTION OF SERVICE

     (1) Dealer will provide the best possible customer service for all owners of Authorized Automobiles and automobiles of the same make formerly sold by Distributor, and will use its best efforts to promote its customer service. Dealer's service facilities, equipment and personnel will conform to the requirements of the Operating Standards and other such reasonable standards as Distributor may prescribe, after review with Dealer.

USE OF NON-GENUINE PARTS

     (2) Dealer will not use in the repair or servicing of Authorized Automobiles any parts which are not equivalent in quality and design to Genuine Parts, if such parts are necessary to the mechanical operation of such Authorized Automobiles. Dealer will use only Genuine Parts in performing warranty service on Authorized Automobiles. Dealer will not represent as new Genuine Parts any parts used by it in the repair or servicing of Authorized Automobiles which are not new Genuine Parts.

OWNER'S DOCUMENTS

    (3) Upon delivering a new Authorized Automobile to a customer, Dealer will provide the Owner's Documents supplied by Distributor for such Authorized Automobile, properly completed by Dealer. Dealer will take all steps required prior to delivery of the Authorized Automobile and, in particular, will perform properly the pre-delivery services specified by Distributor.

MAINTENANCE AND OTHER SERVICES WITHOUT CUSTOMER CHARGE

     (4) In accordance with bulletins issued form time to time by Distributor and Distributor's Warranties, certain maintenance services and other repairs following delivery of a new Authorized Automobile may be free of charge to the customer. Upon presentation of an appropriate Owner's Document, Dealer will perform properly the services required, whether or not the Authorized Automobile to be serviced was sold by Dealer. Upon submission of appropriate claims, Distributor will reimburse Dealer for performing such services at the then-current rate of reimbursement specified by Distributor for Dealer. Distributor will establish procedures for submitting and processing such claims and transmitting reimbursements to Dealer. Dealer agrees to comply with these procedures.

REPEATED REPAIRS

     (5) Dealer will notify Distributor of repairs to Authorized Automobiles pursuant to Distributor's Warranties under each of the following circumstances:

         (a) The Authorized Automobile has been brought to Dealer a specified number of times for the same complaint; or

         (b) The Authorized Automobile has been in Dealer's custody for all repairs pursuant to Distributor's Warranties a specified number of days.

     Such notification shall be made at the times and by the means Distributor may have instructed in any then-current dealer warranty manual issued by Distributor.


ARTICLE 8

DEALER'S PURCHASES AND INVENTORIES

PURCHASE PRICES

     (1) Distributor will sell Authorized Products to Dealer at prices and upon terms established by Distributor from time to time. If Distributor increases its established prices, Dealer may cancel all orders for Authorized Products affected by the increase which are unfilled at the time Dealer receives notice of the increase, by giving Distributor written notice of cancellation within ten days from the time Dealer receives notice of the price increase.

ORDERS AND ACCEPTANCE

    (2) Dealer will transmit orders for Authorized Products to Distributor electronically, at the times and for the periods, that Distributor reasonably requires. With each order, Dealer represents that it is solvent.
Distributor may accept orders in whole or in part. Except as otherwise expressly provided in Article 8(1), all orders of Dealer will be binding upon it until they are rejected in writing by Distributor; however, in the event of a partial acceptance by Distributor, Dealer will not be bound by the portion of the order not accepted.

INVENTORIES

   (3) Dealer will maintain in inventory at all times the inventories of Authorized Products required by the Operating Standards.

PRODUCT ALLOCATION

   (4) Dealer recognizes that certain Authorized Products may not be available in sufficient supply from time to time because of factors such as product importation, consumer demand, component shortages, manufacturing constraints, governmental regulations or other causes. Distributor will endeavor to make a fair and equitable allocation and distribution of the Authorized Products available to it.

TAXES

     (5) Dealer is responsible for any and all sales taxes, use taxes, excise taxes (including luxury taxes) and other governmental charges imposed, levied or based upon the sale of Authorized Products by Distributor to Dealer. Dealer represents and warrants, as of the date of the purchase of each Authorized Product, that all Authorized Products purchased from Distributor are purchased by Dealer for resale in the ordinary course of Dealer's business and that Dealer has complied with all laws relating to the collection and payment of all sales taxes, use taxes, excise taxes (including luxury taxes) and other governmental charges applicable to the purchase of such products and will furnish evidence thereof upon request. If any Authorized Products are put to taxable use by Dealer, or are purchased by Dealer for purposes other than resale in the ordinary course of Dealer's business, Dealer will make timely return and payment to the appropriate taxing authorities of all applicable taxes and other governmental charges imposed, levied or based upon the sale of such Authorized Products by Distributor to Dealer and will hold Distributor harmless with respect thereto.

PAYMENT BY DEALER

     (6) Dealer will pay for Authorized Products in the manner, at the time and upon the conditions specified in the terms of payment established from time to time by Distributor. Delivery of instruments of payment other than cash will not constitute payment until Distributor has collected the full amount in cash. Dealer will pay all collection charges, including reasonable attorney's fees, and costs of exchange, if any, incurred in connection with its payments.

PASSING OF TITLE; SECURITY INTEREST

     (7) Title to Authorized Products will remain with Distributor until Distributor has collected their full purchase price in cash. Dealer will execute and deliver, and Distributor is authorized to execute and deliver on behalf of Dealer or, to the extent permitted by law, to file without the signature of Dealer, all financing statements and other instruments which Distributor may deem necessary to evidence its ownership of such Authorized Products. Dealer hereby grants Distributor a purchase money security interest in all Authorized Products for which Distributor has not collected in full, authorizes Distributor to take such steps as Distributor deems necessary to perfect such security interests, and agrees to cooperate fully with Distributor in connection therewith. Distributor may take possession at any time of Authorized Products to which it has title.

PASSING OF RISKS

     (8) Authorized Products will be at Dealer's risk and peril from the time of their delivery to Dealer or Dealer's agent. It will be up to Dealer to insure such risks for its benefit and at its expense.

RESPONSIBILITY FOR DEFECTS AND DAMAGE

     (9) Distributor assumes responsibility for the quality and condition of Authorized Products, to the extent of (a) defects caused by its own negligence and (b) damage caused during storage by Distributor or occurring prior to delivery of the Authorized Products to Dealer or Dealer's agent. Distributor will make any required disclosure thereof to Dealer. If Distributor has insured against such defects in or damage to Authorized Products, Distributor's liability to Dealer for such damage will be limited to the amount actually paid by the insurance carrier to Distributor by reason of such defect or damage, together with any deductible amount applicable to such claim. Dealer may decline to accept any Authorized Products delivered to Dealer in damaged condition; however, should Dealer accept such Authorized Product Dealer will, subject to the provisions of Article 5(5), repair all such defects and damage fully as required by Distributor before any defective or damaged Authorized Product is delivered to a customer. Dealer will make any required disclosure to Dealer's customers of damage or repairs, and will hold Distributor harmless with respect thereto. Distributor will notify Dealer promptly of the amount paid by the insurance carrier with respect to any such defect or damage and will pay Dealer the full amount thereof, or any other amount due from Distributor pursuant to this paragraph, following Dealer's submission of such proof of repair as Distributor may require.

CLAIMS FOR INCOMPLETE DELIVERY

     (10) Dealer will make all claims for incomplete delivery of Authorized Products (including the delivery of Authorized Products with damage) in writing not later than three business days after Dealer's receipt of shipment; PROVIDED, HOWEVER, that Dealer will make claims as to Genuine Parts within the period specified in policies established by Distributor from time to time; and PROVIDED, FURTHER, that Dealer will note claims for visible damage to Authorized Automobiles on the delivery receipt.

CHANGES OF SPECIFICATIONS

     (11) Distributor will deliver Authorized Products to Dealer in accordance with specifications applicable at the time of their manufacture. In the event of any change or modification with respect to any Authorized Products, Dealer will not be entitled to have such change or modification made to any Authorized Products manufactured prior to the introduction of such change or modification. Distributor expressly reserves, and Dealer acknowledges, the right to make such changes and modifications, and Dealer's only right in such event shall be the cancellation of any orders for Authorized Products affected by the change or modification not yet accepted by Distributor.

FAILURE OF OR DELAY IN DELIVERY BY DISTRIBUTOR

     (12) Distributor will not be liable to Dealer for failure of or delay in delivery under orders of Dealer accepted by Distributor, other than failure or delay resulting from willful misconduct or gross negligence of Distributor.

RETURN OR DIVERSION ON DEALER'S FAILURE TO ACCEPT

     (13) If Dealer fails or refuses for any reason to accept delivery of any Authorized Products ordered by Dealer (except as permitted under Article 8(9)), Dealer will be liable to Distributor for all expenses incurred as a result of such failure or refusal, and will store such Authorized Products at no charge to Distributor until Distributor can arrange for their removal. Dealer's liability pursuant to this paragraph will be in addition to, and not in lieu of, any other liabilities which may arise from Dealer's failure or refusal to accept delivery.


ARTICLE 9

WARRANTY TO CUSTOMERS

DISTRIBUTOR'S WARRANTIES

     (1) Distributor warrants each new Authorized Product as set forth in Distributor's Warranties.

INCORPORATION OF DISTRIBUTOR'S WARRANTIES IN DEALER'S SALES

     (2) Dealer will make all sales of Authorized Automobiles and Genuine Parts in such a way that its customers acquire all rights in accordance with Distributor's Warranties and, to the extent permitted by law, no other express or implied warranties. Dealer will make the text of Distributor's Warranties part of its contracts for the sale of Authorized Products and will display the text of the warranties of all products it sells in customer contact areas where Authorized Products are offered.

WARRANTY PROCEDURES

     (3) Dealer agrees to comply with the provisions of the various dealer warranty manuals which Distributor may issue from time to time, and will follow the procedures established by Distributor for processing warranty claims and returning and disposing of defective Genuine Parts. Dealer also will comply with all requests of Distributor for the performance of services pursuant to warranty claims and will maintain detailed records of time and parts consumption and any other records used as the basis for submitting warranty claims. Dealer will submit warranty claims to Distributor electronically. Upon Dealer's compliance with such requests and maintenance of such records, Distributor will reimburse Dealer within a reasonable time for warranty claims at the then-current rate of reimbursement specified by Distributor for Dealer. Strict adherence to the procedures established for processing warranty claims is necessary for Distributor to process such claims fairly and expeditiously. Distributor will be under no obligation with respect to warranty claims not made strictly in accordance with such procedures.


ARTICLE 10

DEALER'S RECORD KEEPING AND REPORTS;
INSPECTION OF DEALER'S OPERATIONS

DEALER'S FORMS, BUSINESS MACHINES, OFFICE EQUIPMENT AND
BOOKKEEPING


     (1) Dealer's will use accounting, sales, bookkeeping and service workshop forms; business machines; data processing and transmission equipment; and other office equipment which meet specifications, and which provide information and function in the manner, prescribed by Distributor and its affiliates in the Operating Standards and by other means. Dealer will keep accurate and current records in accordance with Distributor's uniform accounting system and with accounting practices and procedures reasonably satisfactory to Distributor, in order to enable Distributor to develop comparative data and to furnish Dealer business management assistance.

FINANCIAL STATEMENTS TO BE SUPPLIED BY DEALER

     (2) Dealer will transmit to Distributor (a) on or before the tenth day of each calendar month, in such form and by such methods as Distributor reasonably may require, a financial and operating statement reflecting the consolidated operations of Dealer for the preceding month and from the beginning of the calendar year to the end of the preceding month and
(b) within three and one-half months after the close of Dealer's fiscal or calendar year, a consolidated balance sheet and profit and loss statement of Dealer, which documents shall be certified by a certified public accountant if so requested by Distributor at least 30 days prior to the close of Dealer's fiscal or calendar year.

REPORTS TO BE SUPPLIED BY DEALER

     (3) Dealer will furnish to Distributor, on such forms as Distributor reasonably may require, accurate daily reports of Dealer's sales and transfers of new Authorized Automobiles for that day. Dealer also will furnish to Distributor, on a timely and accurate basis, such other reports and financial statements as Distributor reasonably may require.

INSPECTION OF DEALER'S OPERATIONS AND RECORDS

     (4) Until the expiration or termination of this Agreement, and thereafter until consummation of all transactions referred to in Article 14, Distributor, through its employees and other designees, at all reasonable times during regular business hours, may inspect Dealer's Operations, Dealer's Premises and the methods, records and accounts of Dealer relating to Dealer's Operations.

ARTICLE 11

DEALER PERFORMANCE REVIEW

EVALUATION AND ASSISTANCE

     (1) Each year, Distributor will prepare objectives for Dealer and will use them as a basis for evaluating Dealer's performance of its obligations in each of the areas described in this Article 11. Distributor may evaluate Dealer's performance during the year through periodic reviews. Distributor will review its evaluations with Dealer, so that Dealer may take prompt action, if necessary, to improve its performance to such levels as Distributor reasonably may require. Any written comments received from Dealer on Distributor's evaluation of Dealer will become a part of such evaluation.

EVALUATION OF DEALER'S VEHICLE SALES PERFORMANCE

     (2) Distributor will evaluate the effectiveness of Dealer's vehicle sales performance. In evaluating such performance, the following factors will be considered:

     EVALUATION OF DEALER'S NEW AUTHORIZED AUTOMOBILE SALES PERFORMANCE

           (a) Distributor will evaluate Dealer's sales performance as a whole, and separately for each model and type of new Authorized Automobile, taking into account:

                 (i) Fair and reasonable sales objectives which may be established from time to time by Distributor for Dealer, after review with Dealer;

                (ii) The ratio in Dealer's Area of sales of Authorized Automobiles to sales of other makes of automobiles, as compared to:

                       (A)    such ratio on a nationwide basis;

                       (B) the average ratio for all dealers of the same line-make in Distributor's sales zone and district in which Dealer is located; and

                       (C) such ratios for other comparable dealers of the same line-make in Distributor's sales zone in which Dealer is located;

               (iii) The development of Dealer's sales performance over a reasonable period of time;

                (iv) Particular conditions in Dealer's Area, if any, directly affecting actual and potential sales performance; and

                 (v)   Measures of customer satisfaction.

     OTHER DEALERS IN DEALER'S AREA


           (b) If one or more other dealers of the same line-make operate within Dealer's Area, as in a metropolitan area, the combined sales performance of all such dealers in Dealer's Area will be evaluated in the manner described in Article 11(2)(a) above. Dealer's individual sales performance then will be evaluated on the basis of that proportion of the sales and potential sales of Authorized Automobiles in Dealer's Area for which Dealer fairly may be held responsible, according to such reasonable criteria as Distributor may determine, including standards for Dealer's sales participation in Dealer's Area previously determined by Distributor and reviewed with Dealer.

     MARKET ANALYSIS DATA

           (c) Distributor also may measure and evaluate Dealer's sales performance by reference to appropriate market penetration and sales statistics and forecasts published by, or developed with the usage of data from, organizations generally recognized by the automobile industry.

     EVALUATION OF DEALER'S USED CAR SALES PERFORMANCE

           (d) Distributor will evaluate Dealer's used automobile sales performance, including the extent of Dealer's overall compliance with the Operating Standards.

EVALUATION OF DEALER'S SERVICE PERFORMANCE

     (3) Because of the importance of Dealer's service performance to the purposes and objectives of this Agreement, Distributor will evaluate Dealer's performance of its responsibilities for service, including the extent of Dealer's overall compliance with the Operating Standards. Distributor also will consider measures of customer satisfaction with the service and repair work performed by Dealer.

EVALUATION OF DEALER'S PARTS PERFORMANCE

     (4) Distributor will evaluate Dealer's performance of Dealer's responsibilities pertaining to Dealer's parts department, including Dealer's actual parts sales compared to market potential and the extent of Dealer's overall compliance with the Operating Standards.

EVALUATION OF DEALER'S PREMISES

     (5) Distributor will evaluate Dealer's performance of its responsibilities pertaining to Dealer's Premises, analyzing both separately and collectively Dealer's sales facilities, service facilities, parts facilities, administrative offices, storage, parking and signage. In making such evaluation, Distributor will consider the factors set forth in the Operating Standards.

ARTICLE 12

SUCCEEDING DEALERS

PROCEDURE

     (1) If Dealer chooses to transfer its principal assets or change owners, Distributor has the right to approve the proposed transferees, the new owners and executives and, if different from Dealer's, their premises. Distributor will consider in good faith any such proposal Dealer may submit to it during the term of this Agreement. In determining whether the proposal is acceptable to it, Distributor will take into account factors such as the personal, business and financial qualifications of the proposed new owners and executives as well as the proposal's effect on competition. In such evaluation, Distributor may consult with the proposed new owners and executives on any aspect of the transaction or their proposed dealership operations. Notwithstanding anything set forth in this paragraph to the contrary, Distributor shall not be obligated to consider such proposal if it previously had notified Dealer in writing that it would not appoint a succeeding dealer in Dealer's Area; provided, however, that such notice shall be given only if there is good cause for discontinuing representation of Authorized Automobiles in Dealer's Area.

APPROVALS

     (2) Distributor will notify Dealer in writing of the approval or disapproval of a proposal by Dealer for transfer of principal assets or change of owners within 45 business days, or the exercise by Distributor of its right of first refusal under Article 12(3) within 30 calendar days, after Dealer has furnished to Distributor all applications and information reasonably requested by Distributor to evaluate such proposal. If Distributor approves Dealer's proposal, Distributor shall be obligated to grant the proposed transferees only a Dealer Agreement in substantially the same form as this Agreement. If Distributor had previously notified Dealer in writing that Distributor would not appoint a succeeding dealer in Dealer's Premises, then Distributor's approval of Dealer's proposal may be conditioned on the proposed transferees agreeing to provide different facilities for their dealership operations. Upon the consummation of Dealer's approved proposal, Dealer will deliver to Distributor a voluntary termination of this Agreement and a general release in favor of Distributor.


RIGHT OF FIRST REFUSAL

     (3) Whenever Dealer proposes to transfer its principal assets or change owners of a majority interest, Distributor shall have the right to purchase such assets or ownership interest, as follows:

           (a) Distributor may elect to exercise its purchase right by written notice to Dealer within 30 calendar days after Dealer has furnished to Distributor all applications and information reasonably requested by Distributor to evaluate Dealer's proposal.

           (b) If Dealer's proposed sale or transfer was to Dealer's Nominee, to another successor approved in advance by Distributor, to any of Dealer's Owners, to Dealer's employees as a group or to Dealer's spouse, children or heirs, then Dealer may withdraw its proposal within 30 calendar days following receipt of Distributor's notice of election of its purchase right.

           (c) Distributor's right under this Article 12(3) shall be a right of first refusal, permitting Distributor to (i) assume the proposed transferee's rights and obligations under its agreement with Dealer and
     (ii) cancel this Agreement and all rights granted Dealer hereunder. Except to the extent specifically inconsistent with the terms of this Agreement, the price and all other terms of Distributor's purchase shall be as set forth in any bona fide written purchase and sale agreement between Dealer and its proposed transferee and in any related documents.

           (d) Dealer shall furnish to Distributor copies of all applicable liens, mortgages, encumbrances, leases, easements, licenses or other documents affecting any of the property to be transferred, and shall assign to Distributor any permits or licenses necessary for the continued conduct of Dealer's Operations.

           (e) Distributor may assign its right of first refusal to any party it chooses, but in that event Distributor will remain primarily liable for payment of the purchase price to Dealer.

           (f) If Distributor exercises its purchase right, Distributor will reimburse Dealer's proposed transferee for reasonable documented actual expenses which such proposed transferee incurred through the date of such exercise which are directly and solely attributable to the transaction Dealer proposed.

           (g) Nothing contained in this Article 12(3) shall require Distributor to exercise its right of first refusal in any case, nor restrict any right Distributor may have to refuse to approve Dealer's proposed transfer.

SUCCESSORSHIP

       (4) Article 13(1)(a) notwithstanding, in the event of the death of any of Dealer's Owners, Distributor will not terminate this Agreement by reason of such death before the end of 12 months after the death of such owner if:

            (a) His interest in Dealer passes directly to his surviving spouse and his children, or any of them, or as specified in any Successor Addendum to this Agreement; and

            (b) Dealer's general manager remains as stated in the Statement of Ownership and Management, or within 90 days after the death of such owner, Dealer's Nominee becomes the general manager of the Dealer or Dealer appoints another qualified individual as general manager. After the expiration of this 12-month period and Distributor's evaluation of the performance of Dealer's management during such period, Distributor will review with Dealer the changes, if any, in the management or equity interests of Dealer required by Distributor as a condition of extending this Dealer Agreement with Dealer. Any new Dealer Agreement entered into pursuant to this paragraph will be in substantially the same form as the Dealer Agreements then currently offered by Distributor to its dealers in Authorized Automobiles generally.

MODIFICATION OF TERMS OF PAYMENT

       (5) Upon receipt of an application for a replacement dealer agreement, Distributor may modify its terms of payment with respect to Dealer to the extent Distributor deems appropriate, irrespective of Dealer's credit standing or payment history.

ARTICLE 13

TERMINATION

IMMEDIATE TERMINATION BY DISTRIBUTOR

       (1) Except to the extent a greater notice period is required by anyapplicable statute, Distributor has the right to terminate this Agreement for cause, with immediate effect, by sending notice of termination to Dealer by certified mail, or by personal delivery to any of Dealer's Owners or Executives, if any of the following should occur:

            (a) Death of any of Dealer's Owners or any change, whether voluntary or by operation of law, in the record or beneficial ownership of Dealer without Distributor's prior written consent; any change in Dealer's Executives without prior notice to Distributor; or the failure of Dealer's Executives to continue to manage Dealer's Operations;

            (b) Dissolution or liquidation of Dealer, if a partnership or corporation;

            (c) Insolvency of Dealer or voluntary institution by Dealer of any proceeding under the Bankruptcy Act or state insolvency law; or the involuntary institution against Dealer of any proceeding under the Bankruptcy Act or state insolvency law which is not vacated within ten days from the institution thereof; or the appointment of a receiver or other officer having similar powers for Dealer or Dealer's business who is not removed within ten days of his appointment; or any levy under attachment, execution or similar process which is not within ten days vacated or removed by payment or bonding;

            (d) Any attempted transfer of this Agreement by Dealer, in whole or in part, without Distributor's prior written consent;

            (e) Any change in the location of any of Dealer's Premises or the establishment of any additional premises for Dealer's Operations without Distributor's prior written consent;

            (f) Failure of Dealer to continue to operate any of Dealer's Premises in the usual manner for a period of five consecutive business days, unless caused by an Act of God, war, riot, strike, lockout, fire, explosion or similar event;

            (g) Dealer's failure, for a period of ten consecutive business days, to have any license necessary for the conduct of Dealer's Operations;

            (h) Conviction of Dealer or any of Dealer's Owners or Executives of a felony or any misdemeanor involving fraud, deceit or an unfair business practice, if in Distributor's opinion such conviction may adversely affect the conduct of Dealer's business, or be harmful to the good will of the Manufacturer or Distributor or to the reputation and marketing of Authorized Products;

            (i) Any material misrepresentation by any of Dealer's Owners or Executives as to any fact relied upon by Distributor in entering into this Agreement;

            (j) Submission by Dealer of a fraudulent or knowingly false report or statement or claim for reimbursement, refund or credit; or

            (k) Failure or refusal of Dealer or Dealer's owners, executives, agents or employees to provide Distributor, upon request, with access to and the opportunity to inspect and copy all books, papers, instruments, certificates or other documents evidencing the record or beneficial ownership of Dealer.

TERMINATION BY DISTRIBUTOR ON 90 DAYS' NOTICE

       (2) Except to the extent a greater notice period is required by any applicable statute, Distributor has the right to terminate this Agreement upon 90 days' notice if any of the following shall occur:

            (a) Any disagreement or personal difficulties of Dealer's Owners or Executives which in Distributor's opinion may adversely affect the conduct of Dealer's business, or the presence in the management of Dealer of any person who in Distributor's opinion does not have appropriate qualifications for his position;


            (b) Impairment of the reputation or financial standing of Dealer or any of Dealer's Owners or Executives or ascertainment by Distributor of any fact existing at or prior to the time of execution of this Agreement which tends to impair such reputation or financial standing; or

            (c) Any breach of any obligation of Dealer pursuant to this Agreement or any other agreement between Distributor or any of its subsidiaries or affiliates and Dealer.

DISCUSSIONS WITH DEALER

       (3) Upon learning that any event or situation which would give Distributor grounds to terminate this Agreement has occurred, Distributor will endeavor to discuss such event or situation with Dealer. Thereafter, Distributor may give Dealer written notice of termination.

MODIFICATION OF TERMS OF PAYMENT

       (4) During the period a situation specified in Article 13(1) or 13(2) continues to exist, Distributor may modify its terms of payment with respect to Dealer to such extent as Distributor may consider appropriate, irrespective of Dealer's credit standing or payment record.

NO WAIVER BY FAILURE TO TERMINATE

       (5) Should Distributor be entitled to terminate this Agreement but fail to do so, such failure shall not be considered a waiver of Distributor's right to terminate this Agreement unless the situation entitling Distributor to terminate this Agreement has ceased to exist and (a) six months have elapsed from the time Distributor obtained knowledge of such situation or (b) Distributor has entered into a subsequent written agreement with Dealer superseding this Agreement. Nevertheless, any situation entitling Distributor to terminate this Agreement may be considered at any subsequent time together with any subsequent events in determining Distributor's right to terminate this Agreement.

TERMINATION BY DEALER

       (6) Dealer has the right to terminate this Agreement without cause by giving 60 days' notice of such termination to Distributor by certified mail. In the event Dealer, in connection with its termination of this Agreement, also wishes to terminate any other agreement between Dealer and Distributor or any of Distributor's subsidiaries or affiliates, Dealer must do so separately and subject to the provisions of Article 13(9) below.

CONTINUATION OF BUSINESS RELATIONS AFTER TERMINATION

       (7) Any business relations between Distributor and Dealer after the termination of this Agreement without a written extension or renewal or a new written dealer agreement will not operate as an extension or renewal of this Agreement or as a new dealer agreement. Nevertheless, all such business relations, so long as they are continued, will be governed by terms identical with the provisions of this Agreement.

SUPERSEDING AGREEMENTS

       (8) If any superseding form of Dealer Agreement is offered by Distributor to its authorized dealers generally at any time, Distributor may, by written notice to Dealer, terminate this Agreement and replace it with a Dealer Agreement in the superseding form.

AGREEMENTS WITH AFFILIATES OF DISTRIBUTOR

       (9) The termination of this Agreement by either party does not necessarily waive or terminate any other agreement between Dealer and distributor or any of its subsidiaries or affiliates. Such other agreements may be terminated only in accordance with their terms, and the parties' respective obligations under any such other agreements will continue in accordance with their terms until terminated.

ARTICLE 14

RIGHTS AND LIABILITIES UPON TERMINATION

DISTRIBUTOR'S OBLIGATIONS

       (1)  Within 90 days after the termination of this Agreement pursuant to
Article 13, Distributor will purchase from Dealer and Dealer will sell to Distributor all the following:

       NEW AUTHORIZED AUTOMOBILE INVENTORY

            (a) All new, unused and undamaged current model year Authorized Automobiles (introduced in the United States no earlier than 12 months prior to the date of such expiration or termination and not superseded by a later model year) in Dealer's inventory on the date of such expiration or termination which are in first-class salable condition, provided they were sold by Distributor and purchased by Dealer from Distributor (or in the ordinary course of business from other dealers of Authorized Automobiles appointed by Distributor) and have never been sold by Dealer. The price for such Authorized Automobiles will be the price at which they were originally sold by Distributor, less all prior funds or allowances made by Distributor, if any.

       NEW GENUINE PARTS INVENTORY

            (b) All the following new, unused and undamaged articles listed in Distributor's current Genuine Parts Price List (other than articles listed as obsolete) in Dealer's inventory on the date of such expiration or termination which are in first-class salable condition and complete, provided they were purchased by Dealer from Distributor and never sold by Dealer:

                  (i) new and factory remanufactured replacement parts supplied by Distributor for Authorized Automobiles;

                 (ii) accessories considered by Distributor to be suitable for installation in the current model year

            Authorized Automobiles specified in Article 14(1)(a); and

                (iii) other accessories, provided that Distributor has made sales of identical articles during six of the last twelve full calendar months immediately preceding such expiration or termination. The price for such articles will be the price then last established by Distributor for the sale of identical articles, less a handling charge equal to ten percent of such amount and less all prior refunds or allowances made by Distributor;

       TOOLS AND EQUIPMENT

            (c) All special tools and equipment for servicing Authorized Automobiles owned by Dealer on the date of expiration or termination which are in operating condition and complete, provided they were purchased by Dealer from Distributor or pursuant to written requests of Distributor. The price for such tools and equipment will be the fair market value thereof; and

       AUTHORIZED SIGNS

            (d) All Authorized Signs which Dealer displayed publicly or at Dealer's Premises. The price for such Authorized Signs will be the fair market value thereof.

TERMS OF SALE

       (2) Any and all items to be sold by Dealer to Distributor pursuant to this paragraph will be delivered by Dealer to Distributor at Dealer's place of business suitably packed for transportation. For such periods of time as Distributor reasonably may determine, Distributor may enter Dealer's Premises for the purpose of taking an inventory of all or any part of Dealer's stock of Authorized Products and special tools and equipment. At the request of Distributor, Dealer will comply in all respects with the provisions of all applicable bulk sales acts or similar statutes protecting a transferee of personal property with respect to liabilities of the transferor. Promptly following performance by Dealer of all its obligations pursuant to this Article 14, the completion by Distributor of all steps required to obtain possession of such items and the delivery to Distributor of a bill of sale, documents of title and a general release of Distributor and the Manufacturer from Dealer and Dealer's Owners, all in form satisfactory to Distributor, Distributor will pay Dealer the specified prices for the said items, less all amounts owed by Dealer to Distributor, its subsidiaries or affiliates. Distributor will not be required to purchase any item from Dealer pursuant to this paragraph unless Dealer is able to convey to Distributor, within such 90-day period, title to such item free and clear of all liens, claims, encumbrances and security interests.

PENDING ORDERS AND DEALER'S OBLIGATIONS

       (3) Upon the expiration or termination of this Agreement, all pending orders of Dealer for Authorized Products previously accepted by Distributor will be canceled and Dealer immediately will:

       REMOVAL OF AUTHORIZED SIGNS

            (a) Remove at its own expense all Authorized Signs which it displayed publicly or at its premises;

       AUTHORIZED TRADEMARKS

            (b) Cease all usage of the Authorized Trademarks, cease to hold itself out as an authorized dealer in Authorized Automobiles, destroy all stationery and other printed material bearing any Authorized Trademark, and, if its corporate or business name contains any Authorized Trademark, take all steps to remove the same therefrom;

       ORDERS AND FILES

            (c)  Transfer to Distributor

                   (i) all orders for sale by Dealer of Authorized Products then pending with Dealer;

                  (ii) all deposits made thereon, whether in cash or property;

                 (iii) all Dealer's warranty records for Authorized Products or complete copies of all such records and files; and

                  (iv) all Dealer's customer service files. Upon the written request of Dealer, Distributor will return such customer service files to Dealer after Distributor has made copies of such files at Distributor's expense;

       CUSTOMER LISTS

            (d) Make available to Distributor in writing the names and addresses of all its service customers and prospective customers for Authorized Products; and

       LITERATURE

            (e) Deliver to Distributor at Dealer's place of business, free of charge, all technical or service literature, advertising and other printed material relating to Authorized Products, including sales instruction manuals or promotional material, then in Dealer's possession and which were acquired by Dealer from Distributor. None of the foregoing will result in any liability of Distributor to Dealer for damages, commissions, loss of profits or compensation for services, or in any other liability of Distributor to Dealer of any kind or nature whatsoever.

SPECIFIC PERFORMANCE

       (4) Since Dealer's obligations under this Article 14 are of such a nature that it is impossible to measure in money the damages which will be suffered by Distributor if Dealer should fail to perform any of them, Dealer agrees that, in the event of any such failure of performance on its part, Distributor will be entitled to maintain an action to compel the specific performance by Dealer of these obligations and Dealer agrees not to urge in any such action the defense that Distributor has an adequate remedy at law.

ARTICLE 15

DEFINITIONS

       Throughout this Agreement various abbreviations and abbreviated phrases have been used. Their meanings are:

AUTHORIZED AUTOMOBILES

       (1) "Authorized Automobiles" means motor vehicles of such models and types as may be supplied by Distributor during the term of this Agreement and of the line-make designated in Paragraph 1 of the Agreement of which these Standard Provisions are a part.

AUTHORIZED PRODUCTS

       (2)  "Authorized Products" means Authorized Automobiles and Genuine
Parts.

AUTHORIZED SIGNS

       (3) "Authorized Signs" means displays of any Authorized Trademark, in such material, type, presentation and colors as Distributor may prescribe from time to time.

AUTHORIZED TRADEMARKS

       (4) "Authorized Trademarks" means any trademark, service mark or trade name now or any other time hereafter used or claimed by the Manufacturer or Distributor.

DEALER'S AREA

       (5) "Dealer's Area" means the normal area for Dealer's Operations corresponding to the location of Dealer's Premises.

DEALER'S EXECUTIVES

       (6) "Dealer's Executives" means all the persons named in Paragraph 5 and 6 of the Statement of Ownership and Management as officers or other executives of Dealer, as well as any other person who succeeds to any position in Dealer referred to in such paragraphs in accordance with the provisions of this Agreement.

DEALER'S NOMINEE

       (7) "Dealer's Nominee" means an individual approved by Distributor to become the general manager of Dealer, in the event of the death or incapacity of a general manager who also is one of Dealer's Owners.

DEALER'S OPERATIONS

       (8) "Dealers Operations" means all activities of Dealer relating to the promotion and sale of Authorized Products, the supply of Genuine Parts, customer service for Authorized Products and all other activities of Dealer pursuant to this Agreement.

DEALER'S OWNERS

       (9) "Dealer's Owners" means all the persons named in Paragraph 4 of the Statement of Ownership and Management as beneficial or record owners of Dealer, as well as any other person who acquires or succeeds to any beneficial interest or record ownership in Dealer in accordance with the provisions of this Agreement.

DEALER'S PREMISES

       (10) "Dealer's Premises" means all premises to in the Dealer Premises Addendum and used by Dealer for or in connection with Dealer's Operations, including sales facilities, service workshops, offices, facilities for storage of Authorized Automobiles and Genuine Parts, used car sales facilities and, parking facilities.

DISTRIBUTOR

       (11) "Distributor" means Volkswagen of America, Inc., a New Jersey corporation, and includes, as appropriate, all divisions of that corporation.

DISTRIBUTOR'S WARRANTIES

       (12) "Distributor's Warranties" means with respect to each Authorized Product, those express written warranties provided with such product or as set forth in the Dealer Warranty Manual for Authorized Products in effect at the time such product is first sold at retail.

GENUINE PARTS

       (13) "Genuine Parts" means new and factory rebuilt replacement parts, accessories and optional equipment for Authorized Automobiles if such parts, accessories and optional equipment are supplied by Distributor.

MANUFACTURER

       (14) "Manufacturer" means any supplier of Authorized Products to Distributor, including as appropriate, but not limited to, Audi AG, a German corporation, and Volkswagen AG, a German corporation.

NET WORKING CAPITAL, OWNER'S EQUITY AND WHOLESALE CREDIT

       (15) "Networking Capital," "Owner's Equity" and "Wholesale Credit" shall have the meanings set forth in the Operating Standards and in accordance with generally accepted accounting principles.

OPERATING STANDARDS

       (16) "Operating Standards" means the Dealer Operating Standards currently issued by Distributor to its dealers of Authorized Products, as well as any amendments thereof or additions thereto by Distributor during the term of this Agreement.

OWNER'S DOCUMENTS

       (17) "Owner's Documents" means all the documents which are supplied by Distributor in respect of each Authorized Automobile and which are intended for the customer, including, but not limited to, the Owner's Manual, Warranty Booklet and Maintenance Booklet.

RECOMMENDATIONS

       (18) "Recommendations" means written suggestions provided by Distributor, as well as all currently applicable written suggestions previously provided by Distributor.

ARTICLE 16

GENERAL PROVISIONS

DEALER NOT AN AGENT

       (1) Dealer will conduct all Dealer's Operations on its own behalf and for its own account. Dealer has no power or authority to act for the Manufacturer or Distributor.

AUTHORITY TO SIGN

       (2) Dealer acknowledges that only the President, a Vice President or a Zone Manager of Distributor is authorized on behalf of Distributor to execute this Agreement or to agree to any variation, modification or amendment of any of its provisions or to sign any notice of termination.

VARIATIONS; MODIFICATIONS; AMENDMENTS

       (3) This Agreement may not be varied, modified or amended except by an express instrument in writing to that effect signed on behalf of both Distributor and Dealer.

ENTIRE AGREEMENT

       (4) This instrument contains the entire agreement between the parties. No representations or statements other than those expressly set forth or referred to herein were made or relied upon in entering into this Agreement.

RELEASE OF CLAIMS UNDER PRIOR AGREEMENTS

       (5) This Agreement terminates and supersedes all prior agreements with respect to Authorized Products between the parties, if any. The parties hereby waive, abandon and relinquish any and all claims of any kind and nature arising out of or in connection with any such prior agreement, except for any accounts payable by one party to the other as a result of the purchase of any Authorized Products, audit adjustments or reimbursement for any services.

AGREEMENT NON-TRANSFERABLE

       (6) No part of this Agreement nor any interest in this Agreement may be transferred by Dealer without the prior written consent of Distributor.

DEFENSE AND INDEMNIFICATION

       (7)  Distributor will, upon Dealer's written request:

            (a) Defend Dealer against any and all claims for breach of Distributor's Warranties, bodily injury or death, or for physical damage to or destruction of property, that, during the term of this Agreement, may be asserted against Dealer in any action solely by reason of a manufacturing defect or design deficiency in

                   (i)   an Authorized Product or

                  (ii) a product of the same line-make formerly supplied by Distributor pursuant to a former dealer agreement; and

            (b) Hold Dealer harmless from any and all settlements made and final judgments rendered with respect to such claims,

       PROVIDED Dealer promptly notifies Distributor in writing of the commencement of such action against Dealer and cooperates fully in the defense of such action in such manner and to such extent as Distributor may require. However, such defense and indemnification by Distributor will not be required if any fact indicates that any negligence, error, omission, act, failure, breach, statement or representation of Dealer may have caused or contributed to the claim asserted against Dealer or if Distributor determines that such action seeks recovery for allegations other than those described in Article 16(7)(a).

NOTICES

       (8) Any notices under or pursuant to the provisions of this Agreement will be directed to the respective addresses of the parties stated herein, or, if either party shall have specified another address by notice in writing to the other party, to the address thus last specified. Any notice delivered personally to any of Dealer's Owners or Executives shall have the same effect as a notice to Dealer sent by certified mail.

WAIVERS

       (9) The waiver by either party of any breach or violation of or default under any provision of this Agreement will not operate as a waiver of such provision or of any subsequent breach or violation thereof or default thereunder. The failure or refusal of Distributor to exercise any right or remedy shall not be deemed to be a waiver or abandonment of any such right or remedy.

TITLES

       (10) The titles appearing in this Agreement have been inserted for convenient reference only and do not in any way affect the construction, interpretation or meaning of the text.

AUDI DEALER

OPERATING STANDARDS

FOREWORD
------------------------------------------------------------------------

The Audi Dealer Agreement incorporates by reference the Dealer Operating Standards. These standards are based on sound business principles, and reflect the high standards of professionalism that the public has come to expect from Audi and its authorized dealers. As such, the Dealer Operating Standards are an integral part of the Audi Dealer Agreement. Adherence to these standards by every Audi dealer is required by the Audi Dealer Agreement and will substantially enhance Audi's public image and its dealers' customer satisfaction, and have a positive effect on Audi dealer operating results.

GENERAL MANAGEMENT
------------------------------------------------------------------------

I.   PERSONNEL

     A.   REQUIREMENTS

          1.   General Manager

               A General Manager is required whenever the owner of an Audi dealership is inactive, lacks automotive experience, or is absent from the dealership frequently or for extended periods of time. The General Manger must be authorized to make all operational decisions on behalf of the dealer principal.

          2.   Office Manager

               An Office Manager is required at all Audi dealerships. This individual is responsible for the efficient management and control of the dealership's financial resources as well as compliance with the financial reporting requirements of Audi of America, Inc. ("AoA"). In addition to the Office Manager, at least one clerical employee is required. Additional Bookkeepers, Title Clerks and other clerical employees are required as experience indicates.

     B.   TRAINING

          All dealership personnel shall attend seminars and training sessions as required or recommended from time to time by AoA. Specific training requirements are outlined in periodically issued minimum training requirement directives. In-dealership training shall be scheduled and conducted as required utilizing materials recommended by AoA. Participation is a prerequisite to all AoA certification programs.

II.   FACILITIES

     A.   GENERAL

          All dealership facilities must meet AoA's minimum space requirements as detailed in Appendix A. Facilities erected and approved before the initial application of such standards may continue to be operated, but new dealership facilities shall conform in all respects to the standards set forth herein.

          Dealership facilities must be of a free standing nature and provide a paved vehicle access on all sides adjacent to the facility. Approved facilities may modify this requirement.

          All vehicle parking and storage areas must be part of the dealership property and dedicated to the exclusive use of vehicle sales, service and parts customers. Property considered to be "Commons Areas" will not be considered as part of the dealership property.

          Employee parking space shall be provided equal to the number of employees.

     B.   APPEARANCE

          A regular cleaning and maintenance schedule shall be followed to assure overall cleanliness and appearance of the property and all facilities. Audi approved building colors shall be used.

          On-site parking, display and access areas must be properly graded, hard-surfaced, lined and identified.

     C.   IDENTIFICATION/TRADEMARKS

          Identification signs shall be displayed as approved and required by AoA.

          Minimum sign requirements for Audi dealerships are as follows:

          -  One illuminated Audi brand sign.

          Audi trademarks shall only be used in connection with the promotion of Audi products and shall be displayed and utilized in strict accordance with any then-current Audi Trademark Standards Guide.

     D.   NEW VEHICLE AREA

          An enclosed showroom of sufficient size to display properly at least one of each Audi model line shall be provided. In addition, adequate space for Sales Representatives is required.

          Sufficient space shall be provided for the parking and safe unloading of automobile carriers.

          A storage area sufficient to inventory a 60-day supply of new Audi vehicles based on new vehicle sales objective, will be provided.

          An office shall be provided for the New Vehicle Sales Manager.

     E.   USED VEHICLE AREA

          Used vehicle display space adjacent to the dealership shall be sufficient to display a 45-day supply of used vehicles based on the dealer's used vehicle sales objective.

          Outside used vehicle sales areas shall be hard-surfaced and properly graded.

          Layout, lighting, signs and offices shall be in accordance with Audi recommendations.

          An office shall be provided for the Used Vehicle Sales Manager.

     F.   SERVICE

          The number of workstalls shall be as required by AoA. A minimum of 80% of the workstalls shall be equipped with hoists meeting Audi standards for the proper servicing of Audi vehicles.

          The number of service customer parking spaces shall equal four times the number of available workstalls.

          The number of service reception parking spaces shall at least equal the number of workstalls and shall be convenient to the reception area.

          Customer Waiting Area - is to be clearly identified, clean and well kept.

          The Service Advisor/Customer Service Professional - Write-up area is to be clean, organized, free of clutter, and in good repair.

          An office shall be provided for the Service Manager.

     G.   PARTS

          Parts Storage Area - The space provided for the storage of parts and accessories inventories shall be a minimum of 200 sq. ft. of storage area per workstall.

          Separate counters for technicians and retail/wholesale customers shall be provided.

          A separate parts and accessories display area is required for customers.

          An office shall be provided for the Parts Manager.

III. CAPITALIZATION

     Dealer Minimum Financial Requirements shall be determined by AoA on an annual basis with consideration given to operating conditions and business potential. These requirements, as enumerated in the Audi Dealer Objectives, must be met or exceeded.

     A.   NET WORKING CAPITAL

          Adequate net working capital (total current assets minus total current liabilities) shall be maintained. Minimum net working capital requirements will be established annually and will be calculated as follows:

          1.   Current Assets shall comprise the total of:

               Cash and Equivalent     Equal to two month's Total
                                       Operating Expenses. After
                                       one year's operating
                                       experience, one month's
                                       Total Operating Expense
                                       plus Trade Accounts
                                       Payable (Account #2201) is
                                       acceptable.

               Cash and Equivalent shall be calculated as follows:

               Cash on hand and in the bank

               Finance Contracts in Transit (Account #1202)

               Marketable Securities (Actually owned by the dealership corporation)

               Accounts Receivable Vehicles (Account #1302)

               Accounts Receivable from Dealerships (Account #1362)

               New Vehicle Equity - New Vehicle (including New
                 Vehicle LIFO Reserve), Demonstrator and Rental
                 Vehicle Inventory, less New Vehicle Notes
                 Payable (Account #2101)

               Less Customer Deposits in Trust (Account #2401)

               Accounts Receivable     Established dealer
                                       requirements shall be
                                       based on current dealer
                                       experience.  New dealer
                                       requirements shall be
                                       based on 75% of an average
                                       month's forecasted
                                       service, parts and
                                       accessories sales.

               Used Vehicle
               Inventory               Existing Dealer - 45-days'
                                       supply based on dealer's
                                       annual used vehicle sales
                                       objective x dealer average
                                       unit retail cost of sale.

                                       New Dealer - 45-days'
                                       supply based on .5 to 1
                                       retail used-to-new ratio x
                                       average composite retail
                                       cost of sale.

               Parts and
               Accessories Inventory   2.5 months' supply based
                                       on the dealer's average
                                       monthly cost of sales.

               NOTE: Existing dealer capital requirements for used vehicles, parts and accessories should be based on dealer's actual inventory or the guide requirements provided, WHICHEVER IS HIGHER. New dealer capital requirements for used vehicles, parts and accessories should be based on dealer's acquisition costs or the guide requirements provided, WHICHEVER IS HIGHER.
               ----------------------
               Other Parts &
               Accessories

               Work in Process
                                       -  actual or forecast
               Sublet                     average inventory value.

               Miscellaneous
               Inventory
               ----------------------

               Prepaid Expenses        Existing Dealer - average
                                       balance of Total Prepaid
                                       Expenses.

                                       New Dealer - 20% of an
                                       average month forecasted
                                       Total Operating Expense.

          2.   Current Liabilities:
               ----------------------
                                          the sum of Accounts
               Accounts Payable           Payable and Accrued
                                       -  Liabilities shall be
               Accrued Liabilities        calculated at one
                                          month's average Total
               ----------------------     Operating Expense

     B.   OWNERS' EQUITY

          Owner's Equity shall be maintained at a minimum of 50% of Total Operating Investment plus 100% of Land, Construction-in-Progress, Buildings and Improvements - Net (less Mortgage Payable) and Investments and Advances.

          Operating Investment shall comprise the Net total of:

            Net Working Capital
            Leasehold Improvements
            Machinery and Equipment
            Furniture and Fixtures
            Company Vehicles
            Other Depreciable Assets
            Total Other Assets (less Investments and Advances and
              Lease Vehicle Liability)

     C.   WHOLESALE LINE OF CREDIT

          A separate wholesale line of credit for the sale of new Audi vehicles shall be maintained with the dealer's financial institution and in an amount determined annually by AoA. A current written letter of commitment, in a form satisfactory to AoA, will be provided to AoA by dealer's financial institution. The dealer's financial institution will accommodate the vehicle drafting procedure employed by AoA.

     D.   ACCOUNTING AND REPORTING

          Accounting controls and procedures shall be established and maintained in accordance with the current edition of the Audi Dealer Accounting and Management Procedures Manual. This includes the development and use of dealership objectives, a Daily Operating Control System and the timely submission of complete and accurate dealer financial and operating statements, retail delivery information, warranty claims and other reports required by AoA from time to time. THE DEALER MUST PROVIDE TO ITS AoA ZONE OFFICE, BY THE 10TH OF EACH MONTH, THE DEALER FINANCIAL STATEMENT ON THE FORM AND BY THE METHOD REQUIRED BY AoA. DEALER'S FAILURE TO PROVIDE A FINANCIAL STATEMENT TO THE AUDI ZONE OFFICE WITHIN THE TIME PERIOD SET FORTH ABOVE, MAY RESULT IN THE REVOCATION OF THE DEALER'S OPEN PARTS AND ACCESSORIES ACCOUNT.
          A certified financial statement may be required in certain situations.

IV.  ORGANIZATION AND STRUCTURE

     To establish and maintain an effective customer responsive dealership and to maximize its profits, the dealership organization shall be structured according to the departmental profit center and management by objective concepts. Annual objectives and a Daily Operating Control shall be established for each operating department according to AoA procedures. Regular meeting shall be held with Department Managers to review performance against these objectives.

     An organization chart and an Employee Policies and Procedures Manual should be developed and made available to all dealership personnel.

     Position descriptions should be developed and issued to all dealership personnel, to include definitions of individual functions, responsibilities, authority and reporting relationships.

     A.   CUSTOMER RELATIONS

          The dealer is responsible for developing and maintaining good customer relations by offering quality repair and maintenance services and through regular contacts with all customers in his trading area.

          Customer satisfaction is the most important measure of a dealer's performance and is critical to the long-term success of both the dealership and AoA. The Audi Customer Satisfaction Index (C.S.I.) is assessed by the Audi Customer Satisfaction Telephone Follow-Up System which provides a measurement of each dealership's new vehicle delivery and service customer satisfaction and will be used as a basis for performance evaluation. This system requires:

          1. Telephone Follow-Up (warranty repairs, new vehicle in warranty) - The dealer will use its best efforts to provide valid customer telephone numbers during new car sales reporting and warranty claim submission for Customer Satisfaction Telephone follow-up.

          2. Daily Customer Alerts generated from the Telephone Follow-Up System are to be followed up within 24 hours of receipt by Dealer Management.

          3. Customer Complaint List/Call Report - The CSI Customer Complaint List/Call Report is to be reviewed by Dealer Management or other appointed personnel monthly to ensure that all Customer Alerts have been or are being resolved properly and expeditiously.

     B.   ADVERTISING

          The Audi trademark, including the distinctive Audi logo, shall be used for identification, advertising and/or promotion of Audi products and service exclusively.

          This will include all:

          -  Product Advertising (New - Used - Service - Parts)

          -  Dealership Stationery and Forms

          -  Billboards

          The use of Audi trademarks must be in accordance with the Trademark Standards Guide. They will only be used by the dealer for the purpose of dealership identification and the advertising/promotion of Audi products and services.

          It is the dealer's responsibility to place one Yellow Pages trademark heading and bold type lettering advertisement in his primary local telephone directory under the heading "Automobile Dealers - New Cars." Multiple-make dealers should insure that this ad is placed under "A" for Audi.

          Sufficient quantities of all legally required brochures, as well as all current Sales, Service and

          Parts literature and promotional materials shall be prominently displayed and readily available.

SALES
-------------------------------------------------------------------------------

I.   PERSONNEL

     A.   REQUIREMENTS

          1.   New Vehicle Sales Manager

               Required.

          2.   Used Vehicle Sales Manager

               A separate Used Vehicle Sales Manager is required when the used vehicle retail sales objective is 20 or more per month, or when the new vehicle sales objective is 40 or more per month, or when Used Vehicle Operation is physically separate from the main dealership facility.

               A combination Sales Manager is acceptable in dealerships with sales volume lower than those outlined above.

          3.   Salespersons

               One Audi Certified Salesperson for each 100 units of new and used vehicle sales as measured by dealer's annual objective.

               In dealerships selling other makes, where a separate Audi sales facility is required, AoA reserves the option of requiring an exclusive Audi sales force.

     B.   TRAINING

          Annual Training objectives shall be established for each Dealer, New Vehicle Sales Manager, Used Vehicle Sales Manager, and New and Used Vehicle Salespersons, and they shall participate in all sales and management training programs outlined in periodically issued minimum training requirement directives.

          The dealer will maintain the minimum number of Audi Certified salespersons as established by AoA, in no case less than one Audi Certified salesperson.

          In-dealership training shall be scheduled and conducted utilizing materials recommended by AoA.

II.  INVENTORY

     A.   NEW VEHICLES

          Subject to AoA production and distribution capabilities, the dealer's new vehicle inventory must be equal to a minimum of two months' retail sales at the established annual retail objective level. Dealer's new vehicle inventory will be representative of the full line of Audi products.

     B.   DEMONSTRATORS

          A clean and properly conditioned inventory of current model year dealer demonstrators shall be maintained sufficient to represent the full Audi model line. All prospects will be offered the opportunity to test drive an Audi product.

          All dealers are required to maintain a minimum inventory of one of each Audi model, either in new vehicle inventory or demonstrator service, regardless of sales objective.

     C.   FLEET AND LEASE

          The dealer shall be responsible for developing and maintaining adequate Audi representation in his local fleet and lease market by insuring that regular sales and service contracts are made on these accounts.

     D.   USED VEHICLES

          A properly reconditioned inventory, equivalent to a forty-five days' supply based on dealer's retail sales objective, shall be maintained and displayed to meet the dealership's monthly used vehicle retail sales objective. Audi products should be adequately represented in the used vehicle inventory in order to enhance their value and promote owner loyalty.

     E.   ADVERTISING AND MERCHANDISING

          The dealer shall establish and maintain advertising and sales promotion programs and should participate to the extent possible in cooperative advertising and promotional programs developed by AoA.

     F.   SALES LITERATURE

          Sufficient quantities of all legally required brochures, as well as all current sales literature and promotional material shall be on display at all times.

III. CUSTOMER RELATIONS

     SALES SATISFACTION

     All sales personnel shall always treat customers courteously and efficiently with sound and ethical business practices to ensure customer satisfaction.

     All customer complaints shall be investigated promptly by Dealership Management. Justified complaints shall be resolved to the satisfaction of the customer.

     The Audi Customer Satisfaction Telephone Follow-Up System provides an assessment of each dealership's sales satisfaction and will be utilized as a measure of performance (see page 8).

     The new car delivery process is to be performed as outlined in written Audi procedures provided to dealers from time to time. To promote customer satisfaction, the dealer will operate a delivery system consisting of:

     - Pre-delivery certification of all new Audi vehicles by, first, the service department and, second, the delivering salesperson.

     - Maintain vehicles in inventory in salable condition by following established stock maintenance guidelines that are in writing and updated from time to time.

     - All customers, at the time they take delivery of their new cars, are to be introduced to the Service Department, specifically the Customer Service Advisor/Customer Service Professional for an introduction to the Service Department's operation, policy and procedures.

SERVICE
-------------------------------------------------------------------------------

I.   PERSONNEL

     A balance must be established between the number of service department employees within your dealership and the number of customers who require service. This balance is achieved when the number of employees is sufficient to service your customers' needs. This means not having to wait in excessive lines, or to have to wait for an appointment beyond what the customer feels is reasonable.

     A.   REQUIREMENTS

          1.   Service Manager

               Required.

          2.   Service Advisors/Customer Service Professionals

               The first Service Advisor/Customer Service Professional shall be employed when Average Daily Vehicle Attendance exceeds 10. A second Service Advisor/Customer Service Professional shall be employed when the average vehicle attendance exceeds 20. One additional Service Advisor/Customer Service Professional is required for every additional 15 daily vehicle attendance.

          3.   Shop Foreman

               The first full-time Shop Foreman shall be employed when the number of productive employees reaches 8. The second Shop Foreman shall be employed when the number of productive employees reaches 20.

          4.   Dispatcher

               One full-time Dispatcher is required when the daily vehicle attendance exceeds 60.

          5.   Productive Employees (Technicians, Trainees, Lubemen)

               One productive employee is required for each monthly vehicle attendance increment of 65 vehicles.

          6.   Car Washer, Porter, Etc.

               Required.

          7.   Cashier/Service Clerk

               Adequate personnel must be provided to perform these functions.

     B.   TRAINING

          It is vital to the success of your service department's profit potential and customer satisfaction activities that all service training programs be utilized freely and frequently.

          1. All service personnel shall attend Audi recommended training programs.

          2. The Service Department staff - is required to achieve and maintain at the very least, minimum training levels as published periodically by AoA.

          3. Key Personnel product training - is to be attended by a minimum of one Service Advisor/Customer Service Professional annually.

          4. All customer contact personnel are to attend the Key Personnel Training course, "Customer Service Professionals Seminar."

          5. Dealer Service Training Specialist - is to be appointed to conduct training sessions within the dealership utilizing the Audi Interactive Tech Talk Program.

          6. All video tapes, technical bulletins, service circulars, microfiche and all other service related material, is to be stored in an organized fashion, neatly arranged and easily accessible by all service department employees.

     C.   PERSONNEL APPEARANCE

          The appearance of Service Department employees conveys a message to the service customer about the professionalism of the service department and the dealership in general. Just as the Service Manager is to dress as a professional, the Service Advisors/Customer Service Professionals are to dress in a manner that reinforces the image of Customer Service Professional.

          1. Service Advisors/Customer Service Professionals - are to present themselves as professionals, clean and neat in their appearance. They should dress in a consistent manner that is conducive to good business practices and can be easily identified by the customer.

          2. Service Advisors/Customer Service Professionals - are to be easily identifiable as Dealership employees. Name tags and uniforms are to be consistent in their appearance.

          3. The Service Manager - is to dress as a professional, in a manner that identifies him or her as a department manager, clean and neat in appearance.

          4. Service Technicians - are to dress in uniforms that are consistent in appearance and that identify them as employees of the dealership.

II.  INVENTORY

     Special tools and general workshop equipment meeting Audi standards shall be available in working condition according to then-current minimum requirements, which will be updated from time to time.

     A secure tool and equipment storage area shall be provided with all tools and equipment properly located and identified.

     Complete and up-to-date Audi recommended service literature shall be available including microfiche and reader for both the customer write-up area and workshop.

     All In-Dealership Service Training videos and materials are to be stored, organized and available to all service department personnel.

     The service department is to have access to a working video cassette recorder and television within the service department at all times.

     A computer terminal work station is to be located within the service department for convenient access by both Service Advisors/Customer Service Professionals and technicians in order to access AoA service systems and information networks such as V.D.F., campaigns, service actions, vehicle history and the Audi Online Technical Information Systems (OTIS).

III. ORGANIZATION

     Audi dealership must follow current service procedures as outlined in the "Service Management Guide," the "Warranty Policies and Procedures Manual" and other publications and manuals, which may be issued and revised from time to time by AoA.

     Opening and closing - times are not to restrict the flow of business. Customers are to be able to pick up their serviced vehicles anytime the dealership is open. The service department must be accessible throughout the lunch hour.

     Early morning, late night and weekend vehicle drop-off arrangements are to be available for all Audi service customers. These are commonly referred to as "Early-Bird" or "Night-Owl" drop-off.

IV.  CUSTOMER RELATIONS

     NEW CAR QUALITY

     The Pre-Delivery inspection process is to be performed as outlined in written Audi procedures provided to Dealer from time to time.

     Pre-Delivery Quality - The Service Department is responsible for the check-in, inspection, storage quality and preparation for delivery of all new Audi automobiles.

     SERVICE SATISFACTION

     All service personnel shall always treat customers courteously and efficiently with sound and ethical business practices to ensure customer satisfaction.

     All customer complaints shall be investigated promptly by Dealership Management. Justified complaints shall be resolved to the satisfaction of the customer.

     The Audi Customer Satisfaction Telephone Follow-Up System provides an assessment of each dealership's service satisfaction and will be used as a measure of performance (see page 8).

     Telephone Follow-Up (Audi customer pay repairs, not associated with warranty repairs) - All customers who have non-warranty repairs performed are to be contacted within three days after the vehicle is picked up to ensure the highest level of satisfaction with the service experience.

     All vehicles are to be Quality Inspected to ensure that all repairs are performed as requested and to the customer's satisfaction.

PARTS
-------------------------------------------------------------------------------

I.   PERSONNEL

     A.   REQUIREMENTS

          1.   Parts Manager

               Required.

          2.   Parts Persons

               One additional Parts Employee is required when the dealership's monthly parts and accessories cost of sales reaches $22,000. An additional employee is required at each $22,000 increment thereafter. Once the dealership's monthly cost of sales reaches $70,000, the Parts Manager will not be included in the calculation and an additional employee is then required and again, thereafter, at each increment of $22,000.

     B.   TRAINING

          All parts personnel shall attend AoA recommended parts training programs.

          The Parts Department staff is required to achieve and maintain minimum training levels as published periodically by the Parts Division.

          In-dealership training shall be scheduled and routinely conducted utilizing materials recommended by AoA.

II.  INVENTORY

     A. The assortment and quantity of new parts, remanufactured parts and accessories to be maintained will be determined in accordance with the demand characteristics of the individual item.

     B. The inventory mix of Assortment vs. Non-Assortment items should reflect the optimum guidelines as established and published periodically by AoA.

     C. Inventory requirements are based on the dealer's average monthly cost of sales as follows:

          Combined New Parts, Small Remanufactured

            Parts and Assemblies,
                 and Accessories . . . . . . 2.5 months' supply

     D. Storage and Identification - The space provided for the storage of parts and accessories shall be a minimum of 200 sq. ft. of storage area per available workstall.

          As the workshop expands or the market changes the relationship between the various facets of the business, the storage area shall be modified accordingly.

          The parts and accessories inventory shall be stored in an orderly and efficient manner. Bins shall be labeled showing the Audi part number. The inventory in the parts storage area shall be kept neat and clean. New parts and accessories, remanufactured items and used parts must each be placed in separate storage areas.

     E. Storage Area and Equipment - Shall be sufficient and suitable for proper storage of parts and accessories.

III. ORGANIZATION

     The inventory control system shall be maintained in a way which enables the Parts Manager to effectively manage the flow and availability of parts and accessories. Additionally, it must provide sufficient information on which to base periodic reordering. It shall include proper use of AoA recommended forms and procedures for the recording of transactions, the maintenance of individual stock balances, as well as sales histories. A regular program shall be followed in verifying the inventory records by comparison with actual quantities on hand. As a minimum, a complete physical inventory shall be taken annually and corresponding adjustment of records must be made in accordance with the current edition of the Dealer Accounting and Management Procedures Manual.

     Ordering shall be scheduled to meet the stock order dates set by AoA.

     Current parts reference material, microfiche, parts and accessory literature shall be available to Parts Department employees and customers as appropriate.

IV.  SALES

     The dealer will promote the sale of Genuine Audi parts and accessories in volumes commensurate with market potential. The merchandising of genuine Audi parts and accessories shall be governed by the Audi principle of offering quality maintenance and parts service to the Audi owner. This principle is to be applied in serving the dealer's New and Used Vehicle Departments, own workshop and bodyshop, and the wholesale and retail customer.

     Programs for the merchandising of genuine Audi parts and accessories as well as promotional material and literature supplied or offered by AoA shall be used.

     AoA approved parts and accessories displays shall be placed prominently.

V.   CUSTOMER RELATIONS

     All customers shall be attended to promptly and treated courteously. Unit down and special parts orders will be placed in an expeditious manner to facilitate prompt customer service and satisfaction.

APPENDIX A
-------------------------------------------------------------------------------

Adherence to Audi facility standards will improve the image of each Audi dealership and the Audi marque in an increasingly competitive retail environment.

FACILITY EVALUATIONS

The evaluation of dealership facilities compares the actual amount of square footage each dealership facility occupies against Audi building and land requirements at specific sales objective levels.

FACILITY SPACE REQUIREMENTS

Minimum facility space requirements are quantified in the accompanying Audi Facility Requirement Tables for Building and Land. The facility requirements are based on dealership new vehicle sales objectives (Audi and all other make new vehicle sales objectives, individually, then totaled). Table calculations are determined as follows:

          1. TOTAL LAND. Land area is the total usable acreage occupied by the entire dealership facility including building, used car lot, storage areas, parking areas, driveways and landscaping. Vacant, undeveloped land is not included in the evaluation.

          2. TOTAL BUILDING. Building area is calculated in square feet and will include only structures under a roof that are pertinent to the dealership operation.

          3. SHOWROOM UNIT DISPLAY CAPACITY. A minimum of three Audi model cars are required in an enclosed showroom, with each model occupying at least 400 square feet. Outside display areas should not be included. Sufficient space to meet all showroom requirements, including other makes, is necessary.

          4. SHOWROOM DISPLAY (SQUARE FEET). The square footage of the showroom is evaluated on display area only and should not include any offices - Dealer, General Manager, Sales Manager or sales personnel. Similarly, if open-partitioned sales desks are present on the showroom floor, the space occupied will be deducted from the overall square footage of the showroom.

          5. NEW VEHICLE STORAGE CAPACITY. Storage area must be sufficient to hold the minimum inventory requirement of new Audi vehicles, based on annual Audi sales objective, and satisfy dealership new car sales objective requirements of reach franchise represented.

          6. NEW VEHICLE STORAGE (SQUARE FEET). A minimum of 220 square feet per unit is required.

          7. USED VEHICLE STORAGE CAPACITY. The used car sales lot must be capable of storing and displaying a 45 days' supply of vehicles, based on a ratio of 0.5 to 1.0 - used retail to new.

          8. USED VEHICLE STORAGE (SQUARE FEET). Minimum of 220 square feet per vehicle is required for the display of used vehicles.

          9. NUMBER OF PRODUCTIVE WORK STALLS. Only productive stalls will be considered - tool and equipment rooms or occasional work areas such as aisles will not be included. Work stall requirements are based on Audi vehicles in operation. A minimum of 80 percent of the total service stalls should be equipped with AoA approved hoists.

          10. TOTAL WORK STALLS (SQUARE FEET). Minimum stall space is 330 square feet per stall, including the wash rack. Driveway lanes, tool and equipment room and employee facilities are not included.

          11. PARTS STORAGE CAPACITY (SQUARE FEET). Space for storage of parts and accessories must be a minimum of 200 square feet for each available work stall.

          12. SERVICE PARKING AND STORAGE UNIT CAPACITY. The amount of parking spaces required is equal to four (4) times the number of work stalls, including wash stalls.

          13. SERVICE PARKING AND STORAGE (SQUARE FEET). Space required is equal to the number of parking spaces x 200 square feet.

          14. CUSTOMER AND EMPLOYEE PARKING NUMBER OF UNITS. Based on the total number of employees plus the number of work stalls.

          15. CUSTOMER AND EMPLOYEE PARKING (SQUARE FEET). Based on 200 square feet per vehicle.

          16. TOOL AND EQUIPMENT STORAGE AREA. A secure tool and equipment storage area shall be provided with all tools and equipment properly located and identified.

          17. ADDITIONAL SPACE REQUIREMENTS. Adequate space for a technicians' locker room, service storage room, shop access and customer lounge is required.

          18. ADMINISTRATIVE OFFICES (SQUARE FEET). The business office, Dealer's and General Manager's office and conference room constitutes this square footage requirement.

          19. AUDI SIGNAGE. A minimum of one approved Audi brand sign (Logo) is required. Additional AoA approved signage may be displayed.

                                                    AUDI MINIMUM SPACE REQUIREMENTS                              Appendix A

                                                              BUILDING




                             SALES                             SERVICE AREA                        PARTS AREA       OTHER
                     ---------------------    -----------------------------------------------   ----------------   -------


           TOTAL     SHOW   SHOW                NO. OF                       TOOL &   SERVICE    PARTS    PARTS     ADMIN.
NEW VEH   BUILDING   ROOM   ROOM     SALES    PRODUCTIVE    WASH    STALLS   EQUIP.    MGR'S    STORAGE   MGR'S    OFFICES
SLS OBJ     AREA     UNIT   SQ.FT   OFFICES   WORKSTALLS   STALLS   SQ.FT.   ROOM      OFFICE    SQ.FT.   OFFICE    SQ.FT.
-------   --------   ----   -----   -------   ----------   ------   ------   ------   -------   -------   ------   -------


  50        4800       3    1200        2          4          1      1320       1        1         800       1        500

 100        5200       3    1200        2          5          1      1584       1        1        1000       1        500

 150        5500       4    1600        2          5          1      1584       1        1        1000       1        600

 200        6000       4    1600        2          6          1      1848       1        1        1200       1        600

 250        6700       4    1600        3          7          1      2112       1        1        1400       1        700

 300        7200       5    2000        3          7          1      2112       1        1        1400       1        700

 350        7800       5    2000        4          8          1      2376       1        1        1600       1        800

 400        9200       6    2400        4         10          1      2904       1        1        2000       1        800

 450        9500       6    2400        5         10          1      2904       1        1        2000       1       1000

 500       10000       6    2400        5         11          1      3168       1        1        2200       1       1000

 550       10500       6    2400        6         12          1      3432       1        1        2400       1       1200

 600       11000       6    2400        6         12          1      3432       1        1        2400       1       1200

 650       11500       6    2400        7         13          1      3696       1        1        2600       1       1400

 700       12000       6    2400        7         14          1      3960       1        1        2800       1       1400

 750       12500       6    2400        8         15          1      4224       1        1        3000       1       1600

 800       13500       6    2400        8         16          1      4488       1        1        3200       1       1600

 850       14000       6    2400        9         17          1      4752       1        1        3400       1       1800

 900       14600       7    2800        9         18          1      5016       1        1        3600       1       1800

 950       15400       7    2800       10         19          1      5280       1        1        3800       1       2000

1000       16000       7    2800       10         20          1      5544       1        1        4000       1       2000

1100       17500       7    2800       12         22          1      6072       1        1        4400       1       2200

1200       18500       7    2800       12         24          1      6600       1        1        4800       1       2200

1300       20000       7    2800       13         26          1      7128       1        1        5200       1       2400

1400       21000       7    2800       14         28          1      7656       1        1        5600       1       2400

1500       22000       8    3200       15         30          1      8184       1        1        6000       1       2500





                         AUDI MINIMUM SPACE REQUIREMENTS              Appendix A
                                    BUILDING

-----------------------------------------------------------------------------------------------------------
                                    NEW VEHICLE         USED VEHICLE    SERVICE PARKING          CUSTOMER &
                              STORAGE & DISPLAY    STORAGE & DISPLAY          & STORAGE    EMPLOYEE PARKING
                              -----------------------------------------------------------------------------
          TOTAL     TOTAL
NEW VEH    LAND      LAND        NO.    SQ. FT.      NO.   SQ. FT.       NO.   SQ. FT.       NO.   SQ. FT.
SLS OBJ  SQ. FT.    ACRES
-----------------------------------------------------------------------------------------------------------
50        43560       1.0         9      1980         5      1250        20      4000        12      2400

100       43560       1.0        17      3740         6      1500        24      4800        15      3000

150       43560       1.0        25      5500         9      2250        24      4800        19      3800

200       43560       1.0        33      7260        13      3250        28      5600        24      4800

250       43560       1.0        42      9240        16      4000        32      6400        28      5600

300       43560       1.0        50     11000        19      4750        32      6400        32      6400

350       47040       1.1        58     12760        22      5500        36      7200        36      7200

400       55510       1.3        65     14300        25      6250        44      8800        41      8200

450       59900       1.4        75     16500        28      7000        44      8800        44      8800

500       64820       1.5        83     18260        31      7750        48      9600        50     10000

550       70225       1.6        92     20240        34      8500        52     10400        53     10600

600       73610       1.7       100     22000        37      9250        52     10400        57     11400

650       78760       1.8       108     23760        41     10250        56     11200        60     12000

700       84210       1.9       117     25740        44     11000        60     12000        63     12600

750       87820       2.0       125     27500        47     11750        64     12800        66     13200

800       95270       2.2       133     29260        50     12500        68     13600        69     13800

850      100950       2.3       142     31240        53     13250        72     14400        72     14400

900      104570       2.4       150     33000        56     14000        76     15200        75     15000

950      110205       2.5       158     34760        59     14750        80     16000        78     15600

1000     115620       2.7       166     36520        62     15500        84     16800        80     16000

1100     125000       2.9       183     40260        69     17250        92     18400        87     17400

1200     135000       3.1       200     44000        75     18750       100     20000        94     18800

1300     145000       3.3       217     47740        81     20250       108     21600        99     19800

1400     155000       3.6       233     51260        87     21750       116     23200       103     20600

1500     165000       3.8       250     55000        94     23500       124     24800       105     21000
---------------------------------------------------------------------------------------------------------

                         [LOGO] Effective February 1992

                                [Audi letterhead]

February 22, 1995

Scottsdale Jaguar, Ltd. d/b/a/ Scottsdale Audi
6725 E. McDowell Rd.
Scottsdale, AZ  85257

Attention of Mr. Steven Knappenberger, President

Gentlemen:

This letter will confirm the terms under which Volkswagen of America, Inc. ("VWoA") has agreed for a period of time to forbear from appointing an additional Audi dealer in metropolitan Phoenix, Arizona.

This letter is written with reference to the following facts. Sun-West Audi, Inc. ("Sun-West") has informed VWoA of Sun-West's desire to terminate voluntarily its Audi Dealer Agreement, effective as soon as practicable. Scottsdale Jaguar, Ltd. d/b/a Scottsdale Audi ("Scottsdale") has represented to VWoA that Scottsdale is willing and able to serve as the only Audi dealer in metropolitan Phoenix. Scottsdale has tentatively agreed with Sun-West that Scottsdale will purchase from Sun-West certain assets which do not qualify for repurchase by VWoA upon termination under the terms of Sun-West's Audi Dealer Agreement.

VWoA agrees that, upon the occurrence of the contemplated transactions, your agreement to all terms and conditions of this letter, and your continued compliance with its terms and with the terms of your Audi Dealer Agreement, VWoA will not appoint an additional dealer in the Phoenix, Arizona Standard Metropolitan Statistical Area before January 1, 1997.

Throughout such period, Scottsdale will comply with all then-current requirements of VWoA, as set forth in the Audi Dealer Agreement and in the Operating Standards for Audi Dealers, for facilities, capitalization, management, personnel, and all other matters addressed therein from time to time. Scottsdale also will participate in and comply with all then-current terms of the Audi brand specialist program and all other programs offered by Audi.

Further, Scottsdale must perform at least at the then-current average for all Audi dealers nationally in sales performance as a percentage of objective; penetration of the market as measured as a percentage of the European high group defined by VWoA and any other relevant competitive group defined by Audi; and customer satisfaction ratings for sales, for service, and overall. Scottsdale's sales performance and market penetration performance will be judged in view of the availability of new Audi automobiles to Scottsdale. In the event VWoA finds Scottsdale out of compliance with this paragraph at any time, VWoA will give Scottsdale written notice of the specific deficiency. Scottsdale will have one full calendar quarter thereafter to improve its performance to a level satisfactory to VWoA.

VWoA agrees that, also subject to availability, Scottsdale's planning volume will be at least 150 new vehicles annually. This is subject to all terms and conditions of Scottsdale's Audi Dealer Agreement respecting vehicle supply and allocation.

After December 31, 1996, VWoA will have the rights in its sole discretion to appoint an additional Audi dealer in metropolitan Phoenix, restricted only as may be provided by any specific Arizona statute in force at such time; provided, that in consideration of Audi's agreements memorialized in this letter and Audi's performance of those agreements, Scottsdale agrees it will not protest any such appointment.

In the event VWoA determines to make such an appointment and Scottsdale has performed at a level satisfactory to VWoA, then VWoA will offer Scottsdale a first right of refusal to open a satellite sales and service operation in the geographic area identified by VWoA. In the event Scottsdale does not exercise such right within 30 days after the offer by VWoA, or does not submit to VWoA within 90 days after exercising such right detailed plans for establishing such an operation, including the acquisition or construction of a suitable facility, and does not in fact establish such an operation within a period of time determined by VWoA after its approval of Scottsdale's plans, then VWoA will be free to appoint any other dealer of its own choosing. Scottsdale's sales and market penetration performance under the terms of this letter, for purposes of determining whether Scottsdale will be offered the first right of refusal contemplated in this paragraph, will be measured as though Scottsdale's primary of area of influence were the area within a ten-mile radius of Scottsdale's premises.

Except to the extent specifically in conflict with the terms of this letter, all terms and conditions of the Audi Dealer

Agreement between VWoA and Scottsdale remain in full force and effect and control their relationship.

To ensure there is no misunderstanding in this matter, please execute this letter where indicated below and return the original to me.

Very truly yours,

VOLKSWAGEN OF AMERICA, INC.
d/b/a AUDI OF AMERICA, INC.

By: /s/James R. Barton
    --------------------------
    James R. Barton
    Area Executive

Acknowledged, agreed and accepted:

SCOTTSDALE JAGUAR, LTD. d/b/a SCOTTSDALE AUDI

By: /s/Stephen Knappenberger
    --------------------------
    Steven Knappenberger
    Chairman

Date:       2-24-95
     --------------------